                           Offer to Purchase for Cash
                                     up to
                       25,094,200 Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of
                                PENNZOIL COMPANY
                                       at
                          $84.00 NET PER SHARE IN CASH
                                       by
                             RESOURCES NEWCO, INC.,
                          a wholly owned subsidiary of
                       UNION PACIFIC RESOURCES GROUP INC.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON MONDAY, JULY 21, 1997, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME
                         PRIOR TO THE EXPIRATION DATE.


TO OUR CLIENTS:

    Enclosed for your consideration are the Offer to Purchase dated June 23, 1997 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the 'Offer') in connection with the offer by Resources Newco, Inc., a Delaware corporation (the 'Purchaser'), a wholly owned subsidiary of Union Pacific Resources Group Inc., a Utah corporation, to purchase for cash up to 25,094,200 shares of Common Stock, par value $0.83 1/3 per share (the 'Common Stock'), of Pennzoil Company, a Delaware corporation ('Pennzoil'), or such greater number of Shares as equals 50.1% of the Shares outstanding on a fully-diluted basis as of the Expiration Date (as defined in the Offer to Purchase),in each case together with the associated preferred stock purchase rights (the 'Rights') issued pursuant to the Rights Agreement, dated as of October 28, 1994, between Pennzoil and Chemical Bank, as Rights Agent (the Common Stock, together with the Rights, are referred to herein as the 'Shares'). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

        1. The tender price is $84.00 per Share, net to you in cash without interest.

        2. The Offer, proration period and withdrawal rights expire at 12:00 Midnight, New York City time, on Monday, July 21, 1997, unless the Offer is extended.

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        3. The Offer is conditioned upon, among other things, a minimum of
    25,043,937 Shares being properly tendered prior to the Expiration Date and not withdrawn.

        4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        5. The Offer is being made for 25,094,200 Shares or such greater number of Shares as equals 50.1% of the Shares outstanding on a fully diluted basis as of the Expiration Date. If more than 25,094,200 Shares, or such greater number of Shares as equals 50.1% of the Shares outstanding as of the expiration of the Offer, are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn.

    Except as disclosed in the Offer to Purchase, the Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form enclosed herewith. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the following page. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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                          INSTRUCTIONS WITH RESPECT TO
                           OFFER TO PURCHASE FOR CASH
                    UP TO 25,094,200 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                                PENNZOIL COMPANY

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 23, 1997, and the related Letter of Transmittal, in connection with the Offer by Resources Newco, Inc., a Delaware corporation and a wholly owned subsidiary of Union Pacific Resources Group Inc., a Utah corporation, to purchase up to 25,094,200 shares of Common Stock, par value $0.83 1/3 per share (the 'Common Stock'), of Pennzoil Company, a Delaware corporation ('Pennzoil'), together with the associated preferred stock purchase rights (the 'Rights') issued pursuant to the Rights Agreement, dated as of October 28, 1994, between Pennzoil and Chemical Bank, as Rights Agent (the Common Stock and the Rights are referred to herein as the 'Shares').

    This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:*                      SIGN HERE

__________________________ Shares      _________________________________________
                                                      Signature(s)
Dated: ____________________, 1997
                                       _________________________________________

                                       _________________________________________
                                       Please print name(s) and address(es) here

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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